SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G*
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)



                           TEMPLETON RUSSIA FUND INC.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    88022F105
                                 (CUSIP Number)

                                 August 8, 2001
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:

     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                              (Page 1 of 13 Pages)
---------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 88022F105                      13G               Page 2 of 13 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              TEN SQUARED, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                              Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                              -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                              150,400
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                              -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                              150,400
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                              150,400
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                              2.8%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                              PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88022F105                      13G               Page 3 of 13 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              THE LEHRMAN INSTITUTE
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                              Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                              -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                              59,050
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                              -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                              59,050
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                              59,050
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                              1.1%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                              CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88022F105                      13G               Page 4 of 13 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              THE LEHRMAN FAMILY PARTNERSHIP
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                              Connecticut
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                              -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                              59,050
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                              -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                              59,050
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                              59,050
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                              1.1%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                              PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88022F105                      13G               Page 5 of 13 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                             THE LEHRMAN DEFINED BENEFIT PLAN
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                              New York
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                              -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                              -0-
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                              -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                              -0-
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                              -0-
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                              0.0%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                              EP
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88022F105                      13G               Page 6 of 13 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              TEN SQUARED MANAGEMENT, L.L.C.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                              Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                              -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                              150,400
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                              -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                              150,400
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                              150,400
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                              2.8
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                              OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88022F105                      13G               Page 7 of 13 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                LEWIS E. LEHRMAN
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                              United States of America
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                              -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                              268,500
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                              -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                              268,500
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                              268,500
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                              4.9%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                              IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88022F105                      13G               Page 8 of 13 Pages

Item 1(a).     Name of Issuer:

     The name of the issuer is Templeton Russia Fund (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Issuer's principal executive office is located at P.O. Box 33030, 100 Fountain Parkway
     St. Petersburg, Florida 33733-8030

Item 2(a).     Name of Person Filing:

     This statement is filed by:

            (i) Ten Squared, L.P., a Delaware limited partnership ("Ten Squared")with respect to shares of Common Stock (as defined in Item 2(d) below) directly owned by it;

            (ii) Ten Squared Management, L.L.C., a Delaware limited liability company (the "Management Company") which serves as the General Partner of Ten Squared, with respect to shares of common stock (as defined in Item 2(d) below)directly owned by Ten Squared;

            (iii) The Lehrman Family Partnership, a Connecticut Partnership with respect to shares of Common Stock (as defined in Item 2(d) below) directly owned by it;

            (iv) The Lehrman Institute, a Delaware non-stock corporation (the "Institute"), with respect to shares of common stock directly owned by it;

            (v) The Lehrman Defined Benefit Plan., (the "Plan"), with respect to shares of common stock directly owned by it; and

            (vi) Mr. Lewis E. Lehrman ("Mr. Lehrman"), who serves as the managing member of the Management Company, as Managing Partner of the Partnership, as Chairman Emeritus of the Institute, and as Trustee of the Plan with respect to shares of Common Stock directly owned by Ten Squared, the Partnership, the Institute and the Plan.

     The foregoing Persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

CUSIP No. 88022F105                      13G               Page 9 of 13 Pages

Item 2(b).     Address of Principal Business Office or, if None, Residence:

     The address of the business office of each of the Reporting Persons is One Fawcett Place, Suite 130, Greenwich, Connecticut 06830-6581.

Item 2(c).     Citizenship:

     Each of Ten Squared, the Management Company, and the Institute is organized under the laws of the State of Delaware. The Partnership is organized under the laws of the State of Connecticut and the Plan under the laws of the State of New York. Mr. Lehrman is a citizen of the United States of America.

Item 2(d).     Title of Class of Securities:

     Common Stock (the "Common Stock")

Item 2(e).  CUSIP Number:

     88022F105

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a) [ ] Broker or dealer registered under Section 15 of the Act,

          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e) [ ]   Investment Adviser in accordance with Rule
                    13d-1 (b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to 13d-1(c), check this box:  [x]

CUSIP No. 88022F105                      13G              Page 10 of 13 Pages

Item 4.   Ownership.

     A. Ten Squared, L.P.
          (a) Amount beneficially owned:  150,400
          (b) Percent of class:  2.8%
              The percentages used herein and in the rest of this Schedule 13G are calculated based upon the 5,382,375 shares of common stock issued and outstanding on June 30, 2001, as reflected in the Company's Form N-30D for the annual period ended March 31, 2001.
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote:  -0-
              (ii) Shared power to vote or direct the vote:  150,400
              (iii) Sole power to dispose or direct the disposition:  -0-
              (iv) Shared power to dispose or direct the
                   disposition:  150,400

     B. Lehrman Institute.
          (a) Amount beneficially owned:  59,050
          (b) Percent of class:  1.1%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote:  -0-
              (ii) Shared power to vote or direct the vote:  59,050
              (iii) Sole power to dispose or direct the disposition:  -0-
              (iv) Shared power to dispose or direct the
                   disposition:  59,050

     C. The Lehrman Family Partnership.
          (a) Amount beneficially owned:   59,050
          (b) Percent of class:  1.1%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote:  -0-
              (ii) Shared power to vote or direct the vote:   59,050
              (iii) Sole power to dispose or direct the disposition:  -0-
              (iv) Shared power to dispose or direct the
                   disposition:   59,050

     D. Ten Squared Management, L.L.C.
          (a) Amount beneficially owned:  150,400
          (b) Percent of class:  2.8%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote:  -0-
              (ii) Shared power to vote or direct the vote:  150,400
              (iii) Sole power to dispose or direct the disposition:  -0-
              (iv) Shared power to dispose or direct the
                   disposition:  150,400

CUSIP No. 88022F105                      13G              Page 11 of 13 Pages

     E. The Lehrman Defined Benefit Plan
          (a) Amount beneficially owned:  -0-
          (b) Percent of class:  0.0%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote:  -0-
              (ii) Shared power to vote or direct the vote:  -0-
              (iii) Sole power to dispose or direct the disposition:  -0-
              (iv) Shared power to dispose or direct the
                   disposition:  -0-

     F. Lewis E. Lehrman
          (a) Amount beneficially owned:  268,500
          (b) Percent of class:  4.9%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote:  -0-
              (ii) Shared power to vote or direct the vote:  268,500
              (iii) Sole power to dispose or direct the disposition:  -0-
              (iv) Shared power to dispose or direct the
                   disposition:  268,500

Item 5.     Ownership of Five Percent or Less of a Class.

     Not applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.  Identification and Classification of Members of the Group.

     Not applicable.

Item 9.  Notice of Dissolution of Group.

     Not applicable.

CUSIP No. 88022F105                      13G              Page 12 of 13 Pages

Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED:  August 23, 2001


                                  /s/ Lewis Lehrman
                                  -------------------------------------
                                  Lewis Lehrman,
                                  (a) individually and as Managing Partner of
                                      The Lehrman Family Partnership;
                                  (b) as Managing Member of Ten Squared
                                      Management, L.L.C.,
                                  (c) for Ten Squared Management, L.L.C.
                                      as the General Partner of Ten
                                      Squared, L.P.;
                                  (d) as Trustee for the Lehrman Defined
                                      Benefit Plan; and
                                  (e) as Chairman Emeritus of the Lehrman
                                      Institute.

CUSIP No. 88022F105                      13G              Page 13 of 13 Pages

                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT
                            PURSUANT TO RULE 13d-1(k)


     The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  August 23, 2001



                                  /s/ Lewis Lehrman
                                  -------------------------------------
                                  Lewis Lehrman,
                                  (a) individually and as Managing Partner of
                                      The Lehrman Family Partnership; and
                                  (b) as Managing Member of Ten Squared
                                      Management, L.L.C.,
                                  (c) for Ten Squared Management, L.L.C.
                                      as the General Partner of Ten
                                      Squared, L.P.;
                                  (d) as Trustee for the Lehrman Defined
                                      Benefit Plan; and
                                  (e) as Chairman Emeritus of the Lehrman
                                      Institute.